Exhibit 99.1

Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust Prices $100.0 Million of 3.950% 5-Year Guaranteed Notes and

$450.0 Million of 3.950% 10-Year Guaranteed Notes

PHILADELPHIA, PA, November 9, 2017 — Brandywine Realty Trust (the “Company”) (NYSE:BDN) announced today that its operating partnership, Brandywine Operating Partnership, L.P. (the “Operating Partnership”), has priced the underwritten public offering of $100.0 million of its 3.950% guaranteed notes due 2023 (the “2023 Notes”) and $450.0 million of its 3.950% guaranteed notes due 2027 (the “2027 Notes” and, together with the 2023 Notes, the “Notes”). Interest on the 2023 Notes will be payable semi-annually on February 15 and August 15 of each year commencing February 15, 2018, and interest on the 2027 Notes will be payable semi-annually on November 15 and May 15 of each year commencing May 15, 2018.

The 2023 Notes are being offered to investors at a price of 102.497% of their principal amount, plus accrued and unpaid interest from August 15, 2017. The 2027 Notes are being offered to investors at a price of 99.250% of their principal amount. The 2023 Notes will become part of the same series as the Operating Partnership’s outstanding 3.950% guaranteed notes due 2023, $250.0 million of which were originally issued on December 18, 2012, for all purposes. The sale of the Notes is expected to close on November 17, 2017, subject to customary closing conditions.

The net proceeds of the offering, after deducting underwriting discounts and estimated transaction expenses related to this offering, are expected to be approximately $544.5 million. The Operating Partnership intends to use the net proceeds of the offering to fund the Operating Partnership’s previously announced tender offer for any and all of the $325 million in outstanding principal amount of its 4.95% guaranteed notes due April 15, 2018 and any applicable redemption of these notes, and to repay amounts outstanding under the Company’s unsecured revolving credit facility. Any remaining net proceeds of the offering will be used for general corporate purposes, which may include the repayment, repurchase or other retirement of other indebtedness. With the pricing of the offering of the Notes, the condition to the tender offer relating to the pricing of the note offering has been satisfied.

The joint book-running managers for the offering are Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., and RBC Capital Markets, LLC. The senior co-managers for the offering are BMO Capital Markets Corp., BNY Mellon Capital Markets, LLC, Capital One Securities, Inc., Stifel, Nicolaus & Company, Incorporated, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC. The co-managers for the offering are BB&T Capital Markets, a division of BB&T Securities, LLC, Firstrust Savings Bank, KeyBanc Capital Markets Inc., PNC Capital Markets LLC, Samuel A. Ramirez & Company, Inc., Santander Investment Securities Inc., SunTrust Robinson Humphrey, Inc., Synovus Securities, Inc., and TD Securities (USA) LLC.

This offering is being made pursuant to an effective shelf registration statement and related prospectus and preliminary prospectus supplement filed by the Company with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Copies of the prospectus supplement and prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (or telephone toll-free at (800) 831-9146 or e-mail at prospectus@citi.com); mailto:Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attn: Prospectus Department, 200 North College Street, NC1-004-03-43, Charlotte, NC 28255-0001 or by email at dg.prospectus_requests@baml.com or by calling toll-free 1-800-294-1322; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at Barclaysprospectus@broadridge.com, or by calling (888) 603-5847; and RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098 (Tel: 877-822-4089)

2929 Walnut Street, Suite 1700, Philadelphia, Pennsylvania 19104	Phone: (610) 325-5600 • Fax: (610) 325-5622

About Brandywine Realty Trust

Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in the Philadelphia, Washington, D.C., and Austin markets. Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 190 properties and 26.0 million square feet as of September 30, 2017, which excludes assets held for sale.

Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and our affiliates’ actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others: our ability to lease vacant space and to renew or relet space under expiring leases at expected levels; competition with other real estate companies for tenants; the potential loss or bankruptcy of major tenants; interest rate levels; the availability of debt, equity or other financing; timing of and risks of acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; unanticipated operating and capital costs; our ability to obtain adequate insurance, including coverage for terrorist acts; dependence upon certain geographic markets; and general and local economic and real estate conditions, including the extent and duration of adverse changes that affect the industries in which our tenants operate. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2016. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.

2929 Walnut Street, Suite 1700, Philadelphia, Pennsylvania 19104	Phone: (610) 325-5600 • Fax: (610) 325-5622